[CNA SURETY LOGO]

FOR IMMEDIATE RELEASE
------------------------------------------------------------------------------

CONTACT:  John F. Corcoran, 312-822-1371
          Doreen Lubeck, 773-583-4331


                 CNA SURETY ANNOUNCES FIRST QUARTER 2006 RESULTS

CHICAGO, MAY 1, 2006 -- CNA Surety Corporation (NYSE:SUR) today reported net income for the first quarter of 2006 of $18.0 million, or $0.41 per share, compared to net income of $14.1 million, or $0.33 per share, for the same period in 2005. The increase in net income reflects higher net earned premium, higher investment income, and a lower underwriting expense ratio.

"The strong construction economy continues to drive demand for bonds and CNA Surety is well positioned to respond", said John Welch, President and Chief Executive Officer. "We have talented, experienced teams throughout the country and have added quality new accounts over the last several years. This all adds up to strong growth and solid financial results."

For the quarter ended March 31, 2006, gross written premiums increased 9.1 percent to $112.7 million as compared to the quarter ended March 31, 2005. Contract surety gross written premiums increased 19.9 percent to $67.4 million primarily due to increased demand as a result of the strong construction economy and growth over the last several years in the number of targeted accounts serviced. Commercial surety gross written premiums decreased 3.6 percent to $35.9 million primarily due to declining premium volume on large commercial accounts. Ceded written premiums decreased $7.8 million to $10.8 million for the first quarter of 2006 compared to the same period of last year. This decrease reflects the Company's decision not to renew a high-level excess of loss reinsurance treaty and cost savings on the core reinsurance program. Net written premiums increased 20.3 percent to $101.9 million from the first quarter of 2005.

For the quarter ended March 31, 2006, the loss, expense, and combined ratios improved to 25.7 percent, 55.4 percent, and 81.1 percent, respectively, compared to 26.8 percent, 60.4 percent, and 87.2 percent, respectively, for the same period in 2005. The current loss ratio reflects improved claim experience, while the expense ratio reflects the strong premium growth achieved with a minimal increase in underwriting expenses.

Net investment income for the quarter ended March 31, 2006 was $9.2 million compared to $8.0 million during the first quarter of 2005 due to a significant increase in invested assets throughout 2005. The annualized pretax yields were 4.5% and 4.4% for the three months ended March 31, 2006 and 2005, respectively. Net realized investment gains were negligible for the three months ended March 31, 2006 compared to $2.0 million for the three months ended March 31, 2005. This decrease was due to the absence of the realized investment gain in 2005 from the Company's sale of its interest in De Montfort Group, Ltd.

As of March 31, 2006, stockholders' equity increased by 3.2 percent from December 31, 2005, to $492.0 million as the increase from net income was partially offset by a decline in net unrealized gains. Combined statutory surplus totaled $292.1 million at March 31, 2006, resulting in a net written premium to statutory surplus ratio of 1.3 to 1.0.

BUSINESS ENVIRONMENT

The Company's business is subject to certain risks and uncertainties associated with the current economic environment and corporate credit conditions. In the past, the Company's performance has been materially impacted by a significant increase in corporate defaults on a worldwide basis. Because the nature of the business is to insure against non-performance, future results of operations could be negatively impacted by adverse trends in corporate defaults.

CNA Surety Corporation is the largest publicly traded surety company in the country. Through its principal subsidiary, Western Surety Company, CNA Surety provides surety and fidelity bonds in all 50 states through a combined network of approximately 35,000 independent agencies. The Company's Securities and Exchange Commission filings are available at www.sec.gov or visit us at www.cnasurety.com on the World Wide Web for a direct link to the SEC website.

CNA is a registered service mark, trade name and domain name of CNA Financial Corporation.

NOTE: A conference call for investors and the professional investment community will be held at 10:00 a.m. Central time on May 1, 2006. On the conference call will be John F. Welch, President and Chief Executive Officer of CNA Surety Corporation and John F. Corcoran, Chief Financial Officer of CNA Surety Corporation. It will also be broadcast live on the Internet at: http:// www.videonewswire.com/event.asp?id=33434 or go to the investor relations pages of the CNA Surety website (www.cnasurety.com) for further details. The call may be accessed by dialing 719-457-2654 or 888-208-1812. The call is available to the media, but questions will be restricted to investors and the professional investment community. A taped replay of the call will be available beginning at 12:00 pm Central time on May 1 until 12:00 pm on May 12, 2005 by dialing 888-203-1112 or 719-457-0820, pass code 6893684 or over the Internet at the foregoing websites.

"SAFE HARBOR" STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: The statements which are not historical facts contained in this release are forward-looking statements that involve risks and uncertainties, including, but not limited to, product and policy demand and market response risks, the effect of economic conditions, the impact of significant increases in corporate defaults on a national or global basis, the impact of competitive products, policies and pricing, product and policy development, regulatory changes and conditions including underwriting limitations imposed by the U.S. Department of Treasury, rating agency policies and practices, development of claims and the effect on loss reserves, the performance of reinsurance companies under reinsurance contracts with the Company, the cost and availability of reinsurance contracts on reasonable terms, investment portfolio developments and reaction to market conditions, the results of financing efforts, the actual closing of contemplated transactions and agreements, the effect of the Company's accounting policies, and other risks detailed in the Company's Securities and Exchange Commission filings. No assurance can be given that the actual results of operations and financial condition will conform to the forward-looking statements contained herein.



                                     # # #


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


CNA SURETY CORPORATION
Press Release Investor Data
(Amounts in thousands, except per share data)



                                                       THREE MONTHS ENDED
                                                           MARCH 31,
                                                    ------------------------
                                                     2006             2005
                                                    --------        --------
OPERATING RESULTS:


Gross written premiums                              $112,729        $103,293
                                                    ========        ========

Net written premiums                                $101,906        $ 84,710
                                                    ========        ========

Revenues:
  Net earned premiums                               $ 91,888        $ 80,563
  Net investment income                                9,154           7,971
  Net realized investment gains                           18           2,011
                                                    --------        --------
      Total revenues                                $101,060        $ 90,545
                                                    --------        --------


Expenses:
  Net losses and loss adjustment expenses(1)        $ 23,596        $ 21,591
  Net commissions, brokerage and
      other underwriting expenses                     50,913          48,645
  Interest expense                                       952             774
                                                    --------        --------
      Total expenses                                $ 75,461        $ 71,010
                                                    --------        --------

Income before income taxes                          $ 25,599        $ 19,535

Income tax expense                                     7,598           5,460
                                                    --------        --------

NET INCOME                                          $ 18,001        $ 14,075
                                                    ========        ========

Basic earnings per common share                     $   0.41        $   0.33
                                                    ========        ========

Diluted earnings per common share                   $   0.41        $   0.33
                                                    ========        ========

Basic weighted average shares outstanding             43,450          43,076
                                                    ========        ========

Diluted weighted average shares outstanding           43,692          43,304
                                                    ========        ========



See notes to Press Release Investor Data on page 5.

CNA SURETY CORPORATION
Press Release Investor Data
(Amounts in thousands, except per share data)


                                                     THREE MONTHS ENDED
                                                         MARCH 31,
                                                  -------------------------
                                                    2006             2005
                                                  --------         --------
UNDERWRITING RESULTS:

Gross written premiums:
  Contract                                        $ 67,444         $ 56,271
  Commercial                                        35,855           37,213

  Fidelity and other                                 9,430            9,809
                                                  --------         --------
                                                  $112,729         $103,293
                                                  ========         ========

Net written premiums
  Contract                                        $ 57,712         $ 40,052
  Commercial                                        34,764           34,849

  Fidelity and other                                 9,430            9,809
                                                  --------         --------
                                                  $101,906         $ 84,710
                                                  ========         ========


Net earned premiums                               $ 91,888         $ 80,563
Net losses and loss adjustment expenses(1)          23,596           21,591
Net commissions, brokerage and other
         underwriting expenses                      50,913           48,645
                                                  --------         --------
Underwriting income                                 17,379           10,327

Net investment income                                9,154            7,971

Net realized investment gains                           18            2,011

Interest expense                                       952              774
                                                  --------         --------
Income before income taxes                          25,599           19,535

Income tax expense                                   7,598            5,460
                                                  --------         --------
NET INCOME                                        $ 18,001         $ 14,075
                                                  ========         ========


Loss ratio(1)                                         25.7%            26.8%
Expense ratio                                         55.4%            60.4%
                                                  --------         --------
Combined ratio(1)                                     81.1%            87.2%
                                                  ========         ========

See notes to Press Release Investor Data on page 5.

CNA SURETY CORPORATION
Press Release Investor Data
(Amounts in thousands, except per share data)



                                                THREE MONTHS ENDED
                                                    MARCH 31,
                                          ------------------------------
                                             2006               2005
                                          ----------         -----------
CASH FLOW DATA:

Net cash provided by operations           $   14,205         $    2,532






                                            MARCH 31,        December 31,
CONSOLIDATED BALANCE SHEET DATA:              2006              2005
                                          -----------        -----------
Invested assets and cash                  $  803,382         $  797,914

Intangible assets, net                       138,785            138,785
Total assets                               1,281,714          1,262,614


Insurance reserves                           677,459            665,496

Debt                                          50,614             50,589

Total stockholders' equity                   492,011            476,575

Book value per share                      $    11.29         $    11.00


Outstanding shares                            43,569             43,334
                                          ==========         ==========



-----------------------------------------------------
Notes to Press Release Investor Data


(1)  Includes the effect of recording revisions of prior year reserves.
     The dollar amount and the percentage point effect on the loss ratio of these reserve revisions were reductions of $41, or 0.1%, for the three months ended March 31, 2006. There was no revision of prior year reserves for the three months ended March 31, 2005.